UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST EVENT REPORTED: October 23, 2010
DATE OF REPORT: November 22, 2010

COMMISSION FILE NUMBER: 333-146405

GENERATION ZERO GROUP, INC.
 (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

NEVADA	1311	20-5465816
(STATE OR JURISDICTION OF INCORPORATION OR ORGANIZATION)	(PRIMARY STANDARD INDUSTRIAL CLASSIFICATION CODE NUMBER)	(IRS EMPLOYER IDENTIFICATION NO.)

180 ALLEN ROAD
SUITE 150N
ATLANTA, GEORGIA 30328
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

FFIVE CONCOURSE PARKWAY
SUITE 2925
ATLANTA, GA 30328
(FORMER ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

(888) 214-1710
(REGISTRANT'S TELEPHONE NUMBER)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[__]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[__]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[__]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[__]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.02 TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT.

On June 1, 2007, Generation Zero Group, Inc. (the “Company,” “we” and “us”) issued Capersia Pte. Ltd. (“Capersia”), an $8,000 Promissory Note to evidence an $8,000 loan we received from Capersia, which Promissory Note was subsequently amended and increased from time to time, such that on November 7, 2009, the Promissory Note evidenced $12,764 owed to Capersia by the Company (the “Convertible Note”).  The Convertible Note had an effective date of June 13, 2007, and bears interest at the rate of 6% per annum until paid in full.  The Convertible Note is payable on demand; subject to the Company being provided at least one (1) year and one (1) days notice prior to such due date.   The Convertible Note previously had a conversion rate of $0.10 per share (which rate was not affected by the Company’s reverse stock split), which rate was decreased to $0.001 per share upon the approval of the parties to the Convertible Note in August 2009, which conversion rate was re-confirmed, following the Company’s previous 1:100 reverse split in connection with agreement referred to below.

On or around November 10, 2009, Capersia sold its entire interest in the Convertible Note to Cascata Equity Management, Inc. (50%) (“Cascata”) and Seven Palm Investments, LLC. (50%) (“Seven Palm”). Subsequently, each of Cascata and Seven Palm converted $550 of their portion of the Convertible Note and each received 550,000 shares of common stock.  Additionally, Cascata and Seven Palm agreed that they will not be able to convert the Convertible Note into a number of common shares that would result in them owning more than 4.99% of the issued and outstanding common stock of the Company and that neither holder would transfer or sell the Convertible Note to any third parties without the prior written consent of the Company, which consent would not be unreasonably withheld.

On October 23, 2010, pursuant to a Note Termination Agreement (the “Termination Agreement”), Seven Palm agreed to cancel and forgive its portion of the Promissory Note then owned by the Company to Seven Palm (representing a principal amount of $5,332 in its entirety prior to the accrual of any interest thereon, which accrued interest was also forgiven in connection with the Termination Agreement).

As a result of the Termination Agreement, the Convertible Note has an outstanding principal balance of $5,332 as of the date of this report (without factoring in accrued and unpaid interest thereunder).

ITEM 4.01. CHANGES IN REGISTRANT’S CERTIFYING ACCOUNTANT.

Previous independent registered public accounting firm

Effective November 12, 2010, the client auditor relationship between the Company and MaloneBailey, LLP ("MaloneBailey") was terminated, as MaloneBailey resigned as the Company’s independent registered public accounting firm Except as noted in the paragraph immediately below, the reports of MaloneBailey on the Company’s consolidated financial statements of the Company for the years ended December 31, 2009 and 2008 did not contain an adverse opinion or disclaimer of opinion, and such reports were not qualified or modified as to uncertainty, audit scope, or accounting principle.

The reports of MaloneBailey on the Company’s consolidated financial statements as of and for the years ended December 31, 2009 and 2008 contained an explanatory paragraph which noted that there was substantial doubt as to the Company’s ability to continue as a going concern due to a deficit in working capital and incurring significant losses.

During the Company’s two most recent fiscal years ended December 31, 2009 and 2008, and the subsequent period through the date of the resignation of MaloneBailey, November 12, 2010, there were no disagreements on any matter of accounting principles or practices, financial statement disclosure, or auditing scope of procedure which disagreement(s), if not resolved to the satisfaction of MaloneBailey, would have caused it to make reference thereto in their reports on the Company’s consolidated financial statements for such periods.

A copy of the letter from MaloneBailey is attached hereto as Exhibit 16.1

There have been no reportable events as provided in Item 304(a)(1)(v) of Regulation S-K during the Company's fiscal years ended December 31, 2009 and 2008, and any later interim period, including the interim period up to and including the date the relationship with MaloneBailey ceased.

The Company provided MaloneBailey with a copy of this disclosure set forth under this Item 4.01 and was requested to furnish a letter addressed to the Securities & Exchange Commission stating whether or not it agrees with the above statements.

New independent registered public accounting firm

On November 15, 2010  (the “Engagement Date”), the Company engaged RBSM LLP (“RBSM”) as its independent registered public accounting firm for the Company’s fiscal year ended December 31, 2010. The decision to engage RBSM as the Company’s independent registered public accounting firm was approved by the Company’s Board of Directors.

During the two most recent fiscal years and through the Engagement Date, the Company has not consulted with RBSM regarding either:

1.
the application of accounting principles to any specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report was provided to the Company nor oral advice was provided that RBSM  concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or

2.
any matter that was either the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K and the related instructions thereto) or a reportable event (as described in paragraph (a)(1)(v) of Item 304 of Regulation S-K).

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

EXHIBIT NO.	DESCRIPTION

10.1*	Note Termination Agreement
16.1*	Letter from MaloneBailey, LLP

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

GENERATION ZERO GROUP, INC.

Date: November 22, 2010	By: /s/ Matthew Krieg
Matthew Krieg
Chief Executive Officer